AGREEMENT

This Agreement is entered into by and among the Parties as follows:
Harbin Aerospace Company, LLC, a Nevada LLC doing business as Phoenix Bearing Company, ("PBC"), Ma Jing, an individual, ("Ma"), Liu Pan-Rong ("Liu") and China International Business Consultancy, LLC a California LLC ("CBIC"). The parties listed above are hereinafter collectively referred to as "Parties".

PREAMBLE

PBC owns the proprietary technical know-how for the design, engineering and manufacturing of SAE-AS81820, 81934 and 81935 self lubricated spherical bearings, bushings and rod-end bearings ("Bearings") the Parties desire to form a Hong Kong company ("HKCO") with ownership interests described hereinafter and a subsequent China wholly foreign-owned enterprise ("WFOE"), to be owned completely and 100% by HKCO or by the Parties on an equal percentage to their ownership interests in HKCO, to qualify Bearings at a facility in Zhongshan, People's Republic of China, as an interim step to forming an operationally viable and profitable joint venture company ("JV") to produce Bearings in China to satisfy both China domestic and international markets, and to thereafter expand the scope of its capabilities by qualifying as approved suppliers of original equipment manufacturer standard bearings (i.e., Boeing, Airbus specific bearings) and aerospace quality rolling element bearings. The core technology, including swaging and liner manufacturing shall be done in Zhongshan, PRC.

RECITALS

WHEREAS, the Parties have completed an analysis of the potential value of a JV and have determined that it is in the best interests of the collective Parties and the individuals comprising the Parties to form HKCO, WFOE and JV for the qualification and production of Bearings in Zhongshan, PRC. The names of HKCO and WFOE shall be determined at a later date among the Parties.

WHEREAS, PBC has confirmed that ingredients, technology, methodology or any other tooling, information or other aspects of production of Bearings for the manufacture of the liner used in Bearings or the Bearings themselves or the manufacture thereof are not on the Commerce Department's Commodity Control List (CCL).

NOW, THEREFORE, it is agreed as follows:

1) HKCO. Parties will move forward with the formation of HKCO to enable the formation of a WFOE and subsequent JV, to qualify and manufacture Bearings.

2) CONTRIBUTION AND OWNERSHIP.

a.) Immediately upon formation of HKCO and the opening of a HKCO bank account in Hong Kong PBC shall commit to contribute all existing technology and to-be-developed technology used for the design and production of Bearings ("IP") to HKCO. Upon contribution, the IP shall become the property of HKCO. PBC acknowledges that the technology possessed by PBC is its

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proprietary technology and is not the property of any other entit the IP, PBC or its assign, shall receive a 25% ownership interest in the HKCO. Upon formation and approval by the Chinese Government of the WFOE and the availability of the WFOE to use funds totaling USD $1,200,000 placed in a bank account in China by HKCO, which bank account shall be in the name of the WFOE, PBC shall contribute the IP to HKCO.

b.) Ma will contribute his efforts and the sum of USD $900,000 to be immediately deposited into a Hong Kong bank account owned by HKCO, upon the formation of HKCO and the opening of a HKCO bank account in Hong Kong. In exchange for his efforts Ma or his assign will receive a 5% ownership interest in HKCO and in exchange for his capital contribution of USD $900,000 Ma, or his assign, shall receive an additional 45% ownership interest in the HKCO.

c.) Liu will contribute his efforts and the sum of USD $300,000 to be immediately deposited into a Hong Kong bank account owned by HKCO, upon the formation of HKCO and the opening of a HKCO bank account in Hong Kong. In exchange for his efforts Liu or his assign will receive a 5% ownership interest in HKCO and in exchange for his capital contribution of USD $300,000 Liu, or his assign, shall receive an additional 15% ownership interest in the HKCO.

d.) CBIC will contribute its efforts. In exchange for its efforts CBIC or its assign will receive a 5% ownership interest in HKCO.

e.) Immediately upon formation of HKCO and the opening of a bank account with a deposit of USD $1,200,000 in Hong Kong in the name of HKCO, HKCO shall form a WFOE in China and transfer the sum of USD $1,200,000 from the bank account in Hong Kong to a bank account in China in the name of and under the control of the WFOE. Upon the opening of the bank account in China, the Parties shall retain an ownership interest in the WFOE in the exact same percentages as their respective ownership interests in HKCO.

3) MANUFACTURING PARTNER. Notwithstanding the aforementioned exclusive nature of this Agreement, the Parties agree to jointly explore the possibility of securing a third party venture partner, defined as a manufacturer in China with sufficient capabilities to produce Bearings or an investment group to supply additional capital to the project. The Parties will work in concert and in good faith together to come to a mutually acceptable agreement with such a third party which may participate in the JV.

4) WILLIAM McKAY. William McKay ("McKay"), the president of PBC agrees to become the President of the HKCO and to remain in that position for a period of five years from the date of the formation of the HKCO. Additionally, following the termination of McKay's employment with HKCO, McKay shall not compete with HKCO for a period of five years following termination. McKay shall receive a salary of USD $10,000 before taxes, per month following the formation of HKCO, with the first payment to be due upon the formation of the WFOE and the release of funds from the WFOE bank account to the WFOE. Additionally, McKay agrees to secure a policy of term life insurance to be paid for by HKCO in the amount of USD $1,500,000 with the beneficiary being HKCO.

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EMPLOYMENT. Parties agree that Ma shall be the Chairman of HKCO and the legal representative of WFOE, with a salary of USD $5,000 per month commencing upon the formation of HKCO. Ma shall defer the receipt of payment of the salary until such time as y, but is the sole property of PBC. In exchange for the commitment to contribute

5) HKCO is generating sufficient revenue to pay Ma for his services. Parties agree that Liu shall be the Chief Financial Officer of HKCO with a salary of USD $5,000 per month commencing upon the formation of HKCO. Liu shall defer the receipt of payment of the salary until such time as HKCO is generating sufficient revenue to pay Liu for his services.

6) EXPENSES. The Parties shall be reimbursed for all reasonable and approved business expenses. Additionally the Parties shall receive, while in China, a stipend of 10,000 RMB per month to be applied against expenses incurred while in China.

7) HKCO AGREEMENT. As soon as practicable following the execution of this Agreement the Parties will move forward with the formation of HKCO. HKCO will be governed by a separate agreement to be executed by the Parties ("HKCO Agreement"). Upon execution of the HKCO Agreement by the Parties, the HKCO Agreement shall supersede this Agreement.

8) MISCELLANEOUS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same Agreement. This Agreement supersedes any and all other agreements executed by or among the Parties and relating to this transaction. This Agreement is controlled by the laws of the State of California.

MA JING	For PBC, William R. McKay
January 19, 2010	January 19, 2010
LIU PAN-RONG	For CBIC, Alex Kam
January 19, 2010	January 19, 2010